Exhibit 10.2

NON-INTEREST BEARING
PROMISSORY NOTE

Principal Amount: $500,000.00	Issue Date: August 22, 2008

FOR VALUE RECEIVED, United eSystems, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of Robert J. Sorrentino (the “Holder,” which term shall include any subsequent holder of this Non-Interest Bearing Promissory Note (this “Note”)), at 15431 O’Neal Rd., Gulfport, MS 39503, or such other place as the Holder may designate in writing, such sums as may be advanced to the Maker by the Holder, pursuant to this Note; provided, however, that the principal amount hereunder shall not exceed Five Hundred Thousand Dollars and No Cents.

As of the Issue Date hereof, the Holder has advanced Two Hundred Eighty Thousand Dollars and No Cents.  Advances under this Note shall be made in writing in the form of a Draw Request, attached as Exhibit A; provided, however, no advances may be made pursuant to this Note after the seven month anniversary of the Issue Date hereof.  All advances are subject to the written approval of the Holder and, if approved, shall be advanced to the Maker within five business days of approval.

Unless this Note shall be in default, this Note shall not accrue interest.

No payment under this Note is due for the first six months from the Issue Date hereof. Unless extended in the sole discretion of Holder, commencing on March 22, 2009, the Maker shall make twenty-four equal monthly installments in an amount sufficient to repay the entire outstanding principal balance during such twenty-four month period.  Each monthly payment shall be due on the 22nd day of each succeeding month, commencing on March 22, 2009 and ending on February 22, 2011, when all then outstanding principal shall be due and payable.

This Note is secured, inter alia, by a Security Agreement of even date herewith and its related UCC-1 Financing Statement (collectively, the “Security Agreement”), evidencing a security interest in certain personal property and other business assets (the “Collateral”) of the Maker.

This Note shall be in default upon: (a) the failure of the Maker to pay any payment hereunder on the due date of such payment, which failure shall continue for five days after written notice from the Holder of such failure to pay, provided, however, that the Maker shall not be entitled to receive more than two such notices and cure periods during any twelve month period; (b) the failure of the Maker to timely perform or observe any non-monetary term, covenant, condition or obligation contained in this Note or the Security Agreement, including, but not limited to, refraining from declaring dividends, defaulting on any superior or inferior debt obligation, or making any cash distributions outside the ordinary and normal course of business, if such failure remains uncured upon expiration of ten days after written notice thereof is given by the Holder to the Maker; or (c) the appointment of a receiver for the property of the Maker, the assignment for the benefit of creditors by the Maker, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against the Maker.  In the event of a default of this Note, at the option of the Holder, the entire unpaid principal amount hereof thereon shall become immediately due and payable and such principal shall thereafter accrue interest at a rate (“Default Rate”) equal to the lesser of twelve percent (12%) per annum or the maximum rate permitted by law.  The failure of the Holder hereof to exercise its rights hereunder on one or more events of default shall not constitute a waiver of its rights in the event of any subsequent or continuing default.

Upon any default under this Note, the Holder’s rights and remedies shall be cumulative and concurrent and may be pursued singly, successively, or concurrently against the Maker and against the Collateral.  The Maker, endorsers, and all other persons liable for all or any part of the indebtedness evidenced by this Note or the performance of the covenants contained herein, jointly and severally, waive diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor, and maturity.

Any notice that one party desires to give to the other related to this Note shall be in writing and shall be deemed delivered when personally delivered to a party who is an individual or to an officer or registered agent of a party which is a corporation, or upon deposit in the United States mail, certified mail, return receipt requested, postage prepaid, addressed to the party being notified at its respective address specified in this Note.

                Maker

                United eSystems, Inc.

                By:       /s/ Walter R. Green
                Walter R. Green, Secretary and Treasurer

Exhibit A
Draw Request

United eSystems, Inc. (“UES”) requests that Rober J. Sorrentino advance $280,000 under the Promissory Note between UES and Robert J. Sorrentino dated August 22, 2008.  UES certifies that the amounts drawn under this request will be used for Netcom Southern Acquisition.

United eSystems, Inc.

By: /s/ Walter R. Green	Dated: 8-22-08
Walter R. Green
Secretary and Treasurer

Accepted by Robert J. Sorrentino

/s/ Robert J. Sorrentio	Dated: 8/22/08
Robert J. Sorrentino